                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in Registration Statements No. 333-15689 and No. 333-42534 for the Century Aluminum Company 1996 Stock Incentive Plan, Registration Statement No. 333-15671 for the Century Aluminum Company Non-Employee Directors Stock Option Plan, Registration Statement No. 333-07239 for the Century Aluminum of West Virginia, Inc. Salaried Employee Defined Contribution Retirement Plan, and Registration Statement No. 333-28827 for the Century Aluminum of West Virginia, Inc. United Steelworkers of America Savings Plan on Forms S-8 of our reports dated February 16, 2001 appearing in this Annual Report on Form 10-K of Century Aluminum Company for the year ended December 31, 2000.


DELOITTE & TOUCHE LLP

March 9, 2001
Pittsburgh, Pennsylvania


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